Exhibit 10.3

EXECUTION VERSION

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Dated as of April 17, 2020,

among

MSG NYR Holdings, LLC,

as Borrower,

and

MSG ENTERTAINMENT GROUP, LLC,

as Lender

i

6.10	Ownership of Properties	34
6.11	Taxes	34
6.12	Pension and Welfare Plans	34
6.13	Environmental Warranties	35
6.14	Regulations T, U and X	35
6.15	Disclosure and Accuracy of Information	35
6.16	Labor Matters	36
6.17	Solvency	36
6.18	Securities	36
6.19	Sanctions; Anti-Corruption Laws	36

ARTICLE VII AFFIRMATIVE COVENANTS		37
7.01	Existence; Conduct of Business	37
7.02	Financial Information	37
7.03	Compliance with Laws; Payment of Obligations	38
7.04	Books and Records	38
7.05	Notice of Material Events	38
7.06	NHL-Related Notifications	38
7.07	Use of Proceeds	39
7.08	ERISA Obligations	39
7.09	Maintenance of Insurance	39

ARTICLE VIII NEGATIVE COVENANTS		40
8.01	Indebtedness	40
8.02	Contingent Liabilities	41
8.03	Liens	41
8.04	Investments	42
8.05	Restricted Payments	42
8.06	Business	42
8.07	Transactions with Affiliates	43
8.08	Amendments of Certain Instruments	43
8.09	Fundamental Changes	43
8.11	Dispositions	43
8.12	Accounting Changes	44
8.12	Negative Pledge; Burdensome Agreements	44
8.13	Sanctions	44

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		44
9.01	Events of Default	44
9.02	Action if Bankruptcy	46
9.03	Action if Other Event of Default	46
9.04	[Reserved]	46
9.05	Application of Proceeds	46

ARTICLE XI MISCELLANEOUS		47
11.01	Amendments, Etc	47
11.02	Notices and Other Communications; Facsimile Copies	47
11.03	No Waiver; Cumulative Remedies; Enforcement	48
11.04	Expenses; Indemnity; and Damage Waiver	48

11.05	Payments Set Aside	49
11.06	Successors and Assigns	49
11.07	Treatment of Certain Information; Confidentiality	50
11.08	Set-off	50
11.09	Interest Rate Limitation	51
11.10	Counterparts; Integration; Effectiveness	51
11.11	Survival of Representations and Warranties	51
11.12	Severability	51
11.13	[Reserved]	52
11.14	Governing Law; Jurisdiction; Etc	52
11.15	Waiver of Right to Trial by Jury	52
11.16	Electronic Execution	53

SCHEDULES

8.01	Existing Indebtedness
8.02	Existing Guarantees
8.03	Existing Liens
8.04	Existing Investments
8.07	Existing Transactions with Affiliates
8.13	Existing Negative Pledge Agreements
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.05	Form of Notice of Prepayment and/or Reduction / Termination of Commitments
2.11	Form of Delayed Draw Term Loan Note
3.01	Forms of U.S. Tax Compliance Certificates (Forms 1-4)
7.01(d)	Form of Compliance Certificate

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

This DELAYED DRAW TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of April 17, 2020, by and among MSG NYR Holdings, LLC, a Delaware limited liability company (the “Borrower”), and MSG Entertainment Group, LLC (the “Lender”).

The Borrower has requested that the Lender provide a delayed draw term loan facility in the aggregate principal amount of NINETY MILLION DOLLARS ($90,000,000) (as such amount may be decreased pursuant to the terms hereof) for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.17.

“Affiliate” of any Person means any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or limited liability company, partnership or other ownership interests, by contract or otherwise), provided that for purposes of this definition, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the limited liability company, partnership or other ownership interests of any other Person (other than as a non-managing member or limited partner of such other Person) will be deemed to control such corporation, limited liability company or other Person; and provided further that no individual shall be an Affiliate of a corporation, limited liability company or partnership solely by reason of his or her being an officer, director, manager, member or partner of such entity, except in the case of a member or a partner if his or her interests in such limited liability company or partnership shall qualify him or her as an Affiliate.

“Agreement” means this Delayed Draw Term Loan Credit Agreement.

“Applicable Rate” means, (a) 2.00% per annum in the case of Eurodollar Rate Loans and (b) 1.00% per annum in the case of Base Rate Loans.

“Audited Financial Statements” means the audited consolidated balance sheet of MSG for the Fiscal Year ended June 30, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of MSG, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the J.P. Morgan Chase Bank prime rate, (b) the Federal Funds Rate plus 0.50% per annum, and (c) Eurodollar Rate for an Interest Period of one month plus 1.0% per annum; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the “prime rate” announced by J.P. Morgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be: (i) the greater of clauses (a) and (b) above; and (ii) determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Internal Revenue Code; or (c) any Person whose Property includes (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the Property of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person: (a) in the case of any corporation, the board of directors of such Person; (b) in the case of any limited liability company, the board of managers, manager or managing member of such Person; (c) in the case of any partnership, the general partner of such Person; and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person. Notwithstanding anything in this Agreement to the contrary, for purposes of this definition, GAAP shall mean GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first (1st) date on which such lease may be terminated by the lessee without payment of a penalty.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means (a) an event or series of events by which (i) Dolan Family Interests or (ii) Persons Controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as, in the case of this clause (ii), no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Dolan Family

Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) of the Equity Interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended) of Equity Interests of MSG, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors of MSG, (b) an event of series of events by which MSG ceases to hold, directly or indirectly, 100% of the voting Equity Interests of the Borrower, or (c) an event of series of events by which the Borrower ceases to hold, directly or indirectly, 100% of the voting Equity Interests of each of (x) Teamco and (y) Team Holdco, or (d) a change of control or a change in the ownership of effective control with respect to Teamco under the NHL Constitution or any NHL governing document unless after giving effect to such change of control or change in the ownership of effective control, Teamco is Controlled, directly or indirectly, by Dolan Family Interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything to the contrary herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Commitment” means the Delayed Draw Term Loan Commitment of the Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on, or measured by, net income (however denominated), or that are franchise Taxes or branch profits Taxes.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate, if any, applicable to Base Rate Loans, plus (c) two percent (2.00%) per annum, provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.00%) per annum, in each case, to the fullest extent permitted by applicable Laws.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(a).

“Delayed Draw Term Loan Availability Period” means, with respect to the Delayed Draw Term Loan Commitment, the period from, and including, the Effectiveness Date to the earliest of: (a) October 17, 2021;

(b) the date of termination of the Delayed Draw Term Loan Commitment pursuant to Section 2.06; and (c) the date of termination of the commitment of the Lender to make Loans pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

“Delayed Draw Term Loan Borrowing” means a Borrowing consisting of the Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment” means the Lender’s obligation to make the Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(a), as such amount may be adjusted from time to time in accordance with this Agreement.

“Designated Jurisdiction” means any country or territory, to the extent that such country or territory itself is the subject of any Sanction.

“Dolan Family Interests” means (a) any Dolan Family Member, (b) any trusts for the benefit of any Dolan Family Members, (c) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (d) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (a), (b) and (c) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (e) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Interest Controlled Person” has the meaning specified in the definition of “Change in Control.”

“Dolan Family Members” means Charles F. Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollar” and “$” mean lawful money of the United States.

“Effectiveness Date” means the date hereof.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Laws” means all applicable Laws which: (a) regulate, or relate to, pollution or the protection, including, without limitation, any Remedial Action, of the environment or human health (to the extent relating to exposure to Hazardous Materials); (b) the use, generation, distribution, treatment, storage, transportation, handling, disposal or release of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) impose liability or provide for damages with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. §–1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. §–6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§–201, 300f), Toxic Substances Control Act (15 U.S.C. §–2601 et seq.), Clean Air Act (42 U.S.C. §–7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §–9601 et seq.), or any other similar applicable Law of similar effect, each as amended.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of the Borrower or its Subsidiaries, directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; or (d) the Release, or threatened Release, of any Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code, for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Base Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations, as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”), at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date, for Dollar deposits with a term of one (1) month commencing that day;

provided, that: (i) (A) to the extent a comparable or successor rate is approved by the Lender pursuant to Section 3.03, the approved rate shall be applied in a manner consistent with market practice, and (B) to the extent such market practice referred to in clause (i)(A) of this proviso is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender; and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate” means: (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period; and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate” above.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan, and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, any Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, the Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment, or (ii) the Lender changes its Lending Office, except, in each case of the foregoing clauses (b)(i) and (b)(ii), to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto, or to the Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any applicable intergovernmental agreements implementing any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Bank of America on such day on such transactions as determined by the Lender. If, at any time, the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” of any corporation, partnership, or other entity means the chief financial officer, the principal accounting officer, the treasurer, or the controller of such corporation, partnership or other entity.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, or contributed to, outside the United States by the Borrower primarily for the benefit of employees of the Borrower employed outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies, such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) obligations in respect of compensation payments to players, coaches, managers or other personnel of such Person incurred pursuant to employment contracts entered into in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that Indebtedness shall not include (x) such Person’s share of any obligations to the

NHL or any Obligors under the Media Contracts arising as a result of any Business Interruption and any election by the NHL to require continuation of payments under Media Contracts during a Business Interruption Period (capitalized terms used in this clause (x) but not otherwise defined to have the meanings ascribed to them in the Teamco Revolving Facility), (y) Indebtedness of the Borrower to any Subsidiary of the Borrower other than an Excluded Subsidiary or of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower other than an Excluded Subsidiary or (z) the Borrower’s obligations with respect to Subordinated Owner Advances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, however, that Indebtedness shall not include any Indebtedness of the NHL unless (x) such Person has agreed in writing to provide a Guarantee with respect to such Indebtedness or (y) such Indebtedness is secured by any Lien on property owned or acquired by such Person or any of its Subsidiaries. Without limiting the generality of the foregoing, for the avoidance of doubt, Indebtedness shall exclude (1) deferred revenue (including advance ticket sales), (2) obligations to make or pay advances, deposits or deferred compensation to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing, and (3) obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property.

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to, or continued as, a Eurodollar Rate Loan, and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by the Lender under such Eurodollar Rate Loan (in each case, subject to availability); provided, that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period with respect to any Delayed Draw Term Loan shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 (as amended).

“Internal Revenue Service” and “IRS” means the United States Internal Revenue Service.

“Investment” has the meaning specified in Section 8.04.

“Knicks Borrower” means MSG NYK Holdings, LLC, a Delaware limited liability company.

“Knicks DDTL Facility” means the Delayed Draw Term Loan Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among the Knicks Borrower and MSG Entertainment Group, LLC, as lender.

“Knicks Revolving Facility” means the Credit Agreement, dated as of September 30, 2016 (as amended, supplemented or otherwise modified from time to time), among New York Knicks, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as the Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any Person or any of its Property, or to which such Person or any of its Property is subject.

“Lender” means MSG Entertainment Group, LLC.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Rate” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page that the Lender (in its reasonable discretion) designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Lender from time to time in its reasonable discretion).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate, Interest Period, Eurodollar Rate, Eurodollar Base Rate, timing and frequency of determining rates and making payments of interest, and other technical, administrative and/or operational matters as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible, or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Delayed Draw Term Loan.

“Loan Documents” means this Agreement and each Note.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to another Type, or (c) a continuation of Eurodollar Rate Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract” below.

“Material Adverse Effect” means a materially adverse effect on: (a) the operations, business, assets, properties, liabilities, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower to perform its obligations under the Loan Documents; (c) the rights and remedies of the Lender under any Loan Document; or (d) legality, validity, binding effect, or enforceability against the Borrower of any Loan Document to which it is a party; provided that the events and circumstances surrounding the COVID-19 Coronavirus and any impact thereof on the Borrower and its Subsidiaries shall be deemed not to give rise to a Material Adverse Effect.

“Material Indebtedness” means (i) any Indebtedness (other than the Loans), or (ii) obligations in respect of one (1) or more Swap Contracts, of the Borrower or its Subsidiaries in a principal amount exceeding twenty million dollars ($20,000,000).

“Maturity Date” means October 17, 2021.

“Maximum Rate” has the meaning specified in Section 11.09.

“Member” means any Person directly owning a Membership.

“Membership” means a membership in the NHL granted pursuant to the terms of the NHL Constitution, authorizing the operation of a professional hockey team of the NHL in a designated city. The term “Membership” shall include any such membership granted pursuant to an expansion subsequent to the date hereof as well as any such membership in existence as of the date hereof.

“Membership Documents” means the terms and provisions of the NHL Constitution to the extent that such terms and provisions are applicable to the Membership owned and operated by Teamco.

“MSG” means Madison Square Garden Sports Corp. (formerly known as The Madison Square Garden Company), a Delaware corporation.

“MSG Spin Agreements” means each agreement or instrument entered into by MSG or its Affiliates in connection with the Spin-Off.

“MSG Sports Liquidity” means, as of any date of determination: (a) the aggregate amount of unrestricted and unencumbered cash or cash equivalents (measured at fair market value) of MSG, MSG Sports, the Borrower and its Subsidiaries, and the Knicks Borrower and its Subsidiaries; plus (b) the aggregate amount of unused revolving commitments under the Teamco Revolving Facility, the Knicks Revolving Facility, and any other revolving credit facility of MSG, MSG Sports, the Borrower and its Subsidiaries and the Knicks Borrower and its Subsidiaries (other than, for the avoidance of doubt, this Agreement and the Knicks DDTL Facility), in each case, that are available to be drawn at such time; provided that MSG Sports Liquidity shall not include any of the foregoing items of MSG, MSG Sports or the Knicks Borrower and its Subsidiaries at any time if such Person is restricted, by law or contractual obligation, from transferring such cash or cash equivalents or such cash available to be drawn under such revolving commitments (by equity contribution or otherwise) to the Borrower or its Subsidiaries at such time. MSG Sports Liquidity shall be determined in good faith by the Borrower in connection with any determination thereof; provided that the Borrower shall provide the Lender with any information in support of such determination as the Lender may reasonably request from time to time.

“MSG Sports” means MSG Sports, LLC, a Delaware limited liability company.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any issuance or incurrence of any Indebtedness by any Person or any issuance by any Person to any other Person of its Equity Interests, the aggregate consideration received by such Person from such issuance or incurrence, less the sum of: (i) the actual amount of the fees and commissions payable by such Person, other than to any of its Affiliates; and (ii) the legal expenses, and the other costs and expenses, directly related to such issuance or incurrence that are to be paid by such Person, other than to any of its Affiliates.

“NHL” means the National Hockey League, a joint venture organized as an unincorporated association, composed of its Members.

“NHL Agreements” has the meaning given to such term in the definition of “NHL Constitution”

“NHL Board of Governors” means the board formed by the Members, pursuant to Article V of the NHL Constitution and Bylaws, currently consisting of one representative from each Member.

“NHL Constitution” means, collectively, (a) the Constitution and Bylaws of the NHL, including any amendments to such document and any interpretations of such document issued from time to time by the Commissioner, all operative NHL or NHL Board of Governors resolutions, the governing documents of each of the NHL Entities and such other by laws, rules or policies as the NHL, the NHL Board of Governors, any of the other NHL Entities or the Commissioner may issue from time to time and (b) any existing or future agreements entered into by the NHL, any of the other NHL Entities or the NHL Board of Governors, including any National Media Contract or collective bargaining or other labor agreements (including any pension fund agreements) and agreements made in settlement of any litigation against the NHL (jointly or collectively), the NHL Board of Governors, any of the other NHL Entities or the Members (the agreements described in this clause (b), collectively, the “NHL Agreements”).

“NHL ICE” means NHL Interactive CyberEnterprises, LLC, a Delaware limited liability company.

“NHLB” means NHL Enterprises B.V., a Netherlands private limited company.

“NHLE” means NHL Enterprises, L.P., a Delaware limited partnership.

“NHLE Canada” means NHL Enterprises Canada, L.P., an Ontario limited partnership.

“NHL Entities” means NHLE, NHLE Canada, NHL ICE, NHLB, any successor or Affiliate of any of the foregoing entities, any other Person in which a majority of the Members directly or indirectly hold Equity Interests and/or any of their respective present or future successors or assigns.

“Note” or “Notes” means the Delayed Draw Term Loan Notes.

“Notice of Prepayment and/or Reduction / Termination of Commitments” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including, without limitation, those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower, or Affiliate thereof, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Document” means: (a) with respect to each Person that is a corporation, its charter and its by-laws (or similar documents); (b) with respect to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents); (c) with respect to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents); (d) with respect to each Person that is a general partnership, its partnership agreement (or similar document); and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by the Borrower and any ERISA Affiliate, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents;

(b)    Accounts receivable arising in the ordinary course of business;

(c)    Investments in NHL Entities;

(d)    Any Guarantees permitted under Section 8.02, Restricted Payments permitted under Section 8.05, or any sale, transfer, license, lease or other disposition that is not a Disposition or that is a Disposition permitted under Section 8.11;

(e)    Investments in existence as of the Effective Date and set forth on Schedule 8.04;

(f)    Investments received in settlement of overdue amounts or amounts owed by a Person that is insolvent or distributions in insolvency proceedings of any such Person or received by foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(g)    Any Investment under any of the MSG Spin Agreements;

(h)    Investments consisting of advances, deposits or deferred compensation to (i) announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing, or (ii) holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property;

(i)    Investments in directly or indirectly Wholly-Owned Subsidiaries of the Borrower;

(j)    Advances of payroll payments to employees in the ordinary course of business; and

(k)    Investments consisting of notes, other similar instruments or non-cash consideration received in connection with any disposition not prohibited by Section 8.11;

“Permitted Liens” means, with respect to any Person:

(a)    (A) pledges or deposits of cash to secure obligations of such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or (B) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or Leases to which such Person is a party, or (C) deposits of cash to secure public or statutory obligations of such Person or (D) deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which such Person is a party, or (E) deposits as security for contested taxes or import, customs or similar duties or for the payment of rent or royalties;

(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, setoff and recoupment rights or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);

(c)    Liens for (x) Taxes (other than property taxes), assessments, charges or other governmental levies not overdue by more than 30 days or which if more than 30 days overdue, (1) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceeding (provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP) or (2) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $5,000,000, and (y) property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);

(d)    Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of such Person;

(f)    Liens on cash created in the ordinary course of business and customary in the Business consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing;

(g)    Liens on cash created in the ordinary course of business and customary in the Business consisting of obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property;

(h)    Liens on assets or properties of Teamco and its Subsidiaries permitted under the terms of the Teamco Revolving Facility (including Liens securing Teamco’s obligations under the Teamco Revolving Facility);

(i)    Liens securing Indebtedness to the extent the Net Proceeds of such Indebtedness are applied to prepay Delayed Draw Term Loans or reduce the Delayed Draw Term Loan Commitment, as applicable, in accordance with Section 2.05 and/or Section 2.06;

(j)    Liens arising under the NHL Constitution; and

(k)    Liens created in the ordinary course of business and customary in the relevant industry securing obligations of any of the Borrower and its Subsidiaries not to exceed, in the aggregate, $5,000,000.

“Permitted Parent Payments” means payments to MSG or MSG Sports (a) consisting of the issuance of common equity interests in the Borrower, (b) under customary intercompany tax sharing arrangements for payment, not to exceed the lesser of (x) the amount of taxes that would have been paid by the Borrower had the Borrower been a taxpayer and (y) the amount of taxes actually owed by MSG as a result of its ownership of the Borrower, (c) under equity and other compensation incentive programs to employees and directors of the Borrower and its Subsidiaries or of any of the Borrower’s current or former Affiliates in the ordinary course of business; provided that, in the case of employees or directors of former Affiliates, such payments relate to awards granted prior to the consummation of the Spin-Off, (d) for overhead of MSG or MSG Sports (including office services charges and the salaries, bonuses and incentive and other compensation payable to officers and employees of MSG or MSG Sports), directors’ fees and other out of pocket fees, costs, expenses and indemnities incurred by MSG or MSG Sports on behalf of or in managing the business of the Borrower and its Subsidiaries, or otherwise in connection with MSG’s status as a public company or the status of MSG or MSG Sports as a parent holding company; provided, however, that the aggregate amount of payments made pursuant to clauses (b), (c) and (d) for any period of four consecutive fiscal quarters of the Borrower shall not exceed $10,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower, or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in the last paragraph of Section 7.01.

“Projections” has the meaning specified in Section 6.15.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” means all right, title and interest of the Borrower or Subsidiary in and to any and all parcels of, or interests in, real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by the Borrower or Subsidiary, together with, in each case, all improvements and appurtenant fixtures.

“Regulation T” means Regulation T of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, for the purpose of recommending a benchmark rate to replace LIBOR in loan and credit agreements similar to this Agreement.

“Remedial Action” means: (a) “remedial action”, as such term is defined in CERCLA, 42 U.S.C. §–9601(24); and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger, or threaten to endanger, public health, welfare or the Environment, or (iii) perform studies and investigations in connection with, or as a precondition to, clauses (b)(i) or (b)(ii) above.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” of any person means: (i) any executive officer or Financial Officer of such person, and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement; (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary, or any assistant secretary, of the Borrower; and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower, so designated by any of the foregoing officers in a notice to the Lender, or any other officer or employee of the Borrower designated in, or pursuant to, an agreement between the Borrower and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and, to the extent requested by the Lender, appropriate authorization documentation, in each case, in form and substance reasonably satisfactory to the Lender.

“Restricted Payment” means direct or indirect distributions, dividends or other payments by the Borrower on account of (including sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock of, the Borrower, as the case may be (whether made in cash, property or other obligations), including any cash expenditures by the Borrower related to the vesting of share-based compensation.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant applicable sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source), and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means: (a) SOFR; or (b) Term SOFR.

“Spin-Off” means: a series of transactions through which the entertainment businesses of MSG were distributed by MSG to its existing shareholders, on substantially the same terms and subject to the conditions described in the MSG Form 10 (with any differences not being, in the aggregate, materially adverse to the interests of the Lenders).

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50.0%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, (b) any partnership of which more than fifty percent (50.0%) of the outstanding Equity Interests having the power to act as a general partner of such partnership (irrespective of whether at the time any Equity Interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, or (c) any limited liability company, association, joint venture or other entity in which such Person, and/or one (1) or more Subsidiaries of such Person, have more than a fifty percent (50.0%) Equity Interest at the time. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower, as applicable.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement; and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Team Holdco” means Rangers Holdings, LLC, a Delaware limited liability company.

“Teamco” means New York Rangers, LLC, a Delaware limited liability company.

“Teamco Revolving Facility” means the Credit Agreement, dated as of January 25, 2017 (as amended, supplemented or otherwise modified from time to time), among New York Rangers, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as the Agent.

“Term Loans” means, collectively, the Delayed Draw Term Loans.

“Term SOFR” means the forward-looking term rate for any period that (a) is approximately (as determined by the Lender) as long as any of the Interest Period options set forth in the definition of “Interest Period” above, (b) is based on SOFR, and (c) has been selected or recommended by the Relevant Governmental Body, in each case of the foregoing clauses (a) through (c), as published on any information service as selected by the Lender from time to time in its reasonable discretion.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained, or contributed to, by the Borrower or Subsidiary, or with respect to which the Borrower or Subsidiary could incur liability.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are, directly or indirectly, owned and controlled by such Person, or by one (1) or more Wholly-Owned Subsidiaries of such Person. Unless otherwise indicated, when used in this Agreement, the term “Wholly-Owned Subsidiary” shall refer to a Wholly-Owned Subsidiary of the Borrower.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to, any and all real and personal Property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.

(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)    Changes in GAAP. If, at any time, any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended or the request for amendment has been withdrawn, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) to the extent requested by the Lender, the Borrower shall provide to the Lender financial statements and other documents required under this Agreement, or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Notwithstanding anything to the contrary in the foregoing, for all purposes of this Agreement (including, without limitation, the provisions of Article VII), leases shall continue to be classified and accounted for on a basis consistent with the definition of Capital Lease, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the above, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

1.04    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Commitments.

(a)    Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (a “Delayed Draw Term Loan”) to the Borrower in Dollars in up to four (4) Delayed Draw Term Loan Borrowings, each on any Business Day during the Delayed Draw Term Loan Availability Period, and in an aggregate amount not to exceed $90,000,000. Amounts repaid on the Delayed Draw Term Loans may not be reborrowed. Each Delayed Draw Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone, or (B) a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m.: (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Lender of a Loan Notice. Each Borrowing shall be in a principal amount of Ten Million Dollars ($10,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, an amount equal to (x) the unused amount of the Delayed Draw Term Loan Commitment that are undrawn immediately prior to giving effect to such Borrowing or (y) the greatest amount of Delayed Draw Term Loans the borrowing of which would not result in MSG Sports Liquidity exceeding $75 million immediately after giving effect to such Borrowing). Each conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire amount of the applicable Borrowing). Each conversion to Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire amount of the applicable Borrowing). Each Loan Notice and each telephonic notice shall specify: (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar

Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued as Loans of the same Type. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)    Following receipt of a Loan Notice, the Lender shall make the amount of its Loan available to the Borrower not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice by wire transfer of such funds, in accordance with instructions provided to (and acceptable to) the Lender by the Borrower.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)    The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in J.P. Morgan’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Loans.

(f)    Notwithstanding anything to the contrary in this Agreement, the Lender may exchange, continue, extend or roll over all, or the portion, of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower and the Lender.

2.03    [Reserved].

2.04    [Reserved].

2.05    Prepayments. The Borrower may, upon delivery of a Notice of Prepayment and/or Reduction / Termination of Commitments to the Lender, at any time or from time to time, voluntarily prepay Delayed Draw Term Loans (in whole or in part, without premium or penalty, subject to Section 3.05), provided, that: (A) such notice must be received by the Lender not later than 11:00 a.m. (I) at least three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (II) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or in a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Subject to payment of breakage costs (if any) in accordance with Section 3.05, any such notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to any condition specified in such notice. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

No mandatory prepayments of Loans shall be required.

Prepayments shall be applied, first, to Base Rate Loans, and then, to Eurodollar Rate Loans in direct order of Interest Period maturities.

2.06    Termination or Reduction of Delayed Draw Term Loan Commitment.

(a)    Optional Reductions. The Borrower may, upon notice to the Lender, terminate the Delayed Draw Term Loan Commitment, or from time to time permanently reduce the Delayed Draw Term Loan Commitment; provided, that, (i) any such notice shall be received by the Lender not later than 12:00 p.m. (noon) three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of Two Million Dollars ($2,000,000), or in any whole multiple of One Million Dollars ($1,000,000) in excess thereof. Any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

(b)    Mandatory Reductions. The aggregate unfunded Delayed Draw Term Loan Commitments shall automatically terminate at the expiration of the Delayed Draw Term Loan Availability Period.

2.07    Repayment of Loans.

The Borrower shall repay the then Outstanding Amount of the Delayed Draw Term Loan on the Maturity Date (as such amount may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

2.08    Interest.

(a)    Subject to the provisions of clause (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for Base Rate Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) an amount that is less than zero, such amount shall be deemed zero for purposes of this Agreement.

(b)

(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount of principal shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    If an Event of Default under Section 9.01(i) shall be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    [Reserved].

2.10    Computation of Interest.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three-hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one (1) or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Delayed Draw Term Loan Note”). The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12    Payments Generally.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by, or on account of, any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii)    If the Borrower shall be required by any applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then: (A) the Borrower shall withhold or make such deductions as are determined in good faith by the Borrower to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    The Borrower shall, and does hereby, jointly and severally indemnify the Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. Upon request by the Lender, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    Status of Lender; Tax Documentation.

(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    the Lender shall deliver to the Borrower on or prior to the date on which this Agreement becomes effective (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding Tax, or executed copies of any relevant IRS Forms W-8;

(B)    if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Lender shall deliver to the Borrower, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case, until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (B) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

(a)    If, in connection with any request for a Eurodollar Rate Loan, or a conversion to or continuation thereof, (i) the Lender determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or in connection with an existing or proposed Base Rate Loan, and (I) the circumstances described in clause (c)(i) below do not apply (in each case with respect to this clause (a)(i), “Impacted Loans”), then, the Lender will promptly so notify the Borrower. Thereafter, (A) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding anything to the contrary in the foregoing, if the Lender has made the determination described in clause (a)(i) above, then the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until: (i) the Lender revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) above; (ii) the Lender notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lender of funding the Impacted Loans; or (iii) the Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain, or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to do any of the foregoing, and the Lender provides the Borrower with written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, but without limiting clauses (a) or (b) above, if the Lender determines (which determination shall be conclusive and binding upon all parties hereto, absent manifest error), or the Borrower notifies the Lender, that the Borrower or Lender, as applicable, has determined (which determination likewise shall be conclusive and binding upon all parties hereto, absent manifest error), that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having, or purporting to have, jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR, or the LIBOR Screen Rate, shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Lender, or receipt by the Lender of such notice, as applicable, the Lender and the Borrower may amend this Agreement to replace LIBOR with (A) one (1) or more SOFR-Based Rates, or (B) another alternate benchmark rate giving due consideration to any evolving, or then existing, convention for U.S. dollar denominated syndicated credit facilities for such alternative benchmark, and, in each case of the foregoing clauses (c)(A) and (c)(B), including any mathematical or other adjustments to such benchmark, giving due consideration to any evolving, or then existing, convention for U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment, or method for calculating such adjustment, shall be published on an information service, as selected by the Lender from time to time in its reasonable discretion, and may be periodically updated (such adjustment, the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the date that is five (5) Business Days after the date on which the Lender shall have posted such proposed amendment to the Borrower.

(d)    If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist, or the Scheduled Unavailability Date has occurred, as applicable, the Lender will promptly so notify the Borrower. Thereafter: (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods); and (ii) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (d)(ii)) in the amount specified therein.

(e)    Notwithstanding anything else to the contrary herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f)    In connection with the implementation of a LIBOR Successor Rate, the Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any Property of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.01, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    [Reserved].

(c)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) above and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything contained in this Section 3.04 to the contrary, the Borrower shall only be obligated to pay any amounts due under this Section 3.04 if, and the Lender shall not exercise any right under this Section 3.04 unless, the Lender certifies that it is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers.

(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than four (4) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four (4) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses.

Upon written demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)    any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations. If the Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower the Lender shall use reasonable efforts to assign its rights and obligations hereunder to another of its affiliates, if, in the judgment of the Lender, such assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Delayed Draw Term Loan Commitment, repayment of all other Obligations hereunder.

ARTICLE IV

[RESERVED]

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS AND TO CREDIT EXTENSIONS

5.01    Conditions to Effectiveness.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)    Loan Documents. Receipt by the Lender of executed counterparts of this Agreement to be entered into as of the Effectiveness Date, each properly executed by an authorized officer of the Borrower.

(b)    Organizational Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals or facsimiles (followed promptly by originals):

(i)    copies of the Organizational Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effectiveness Date;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of authorized officers of the Borrower as the Lender may reasonably require, evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and

(iii)    such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing, and qualified to engage in business in its state of incorporation or organization.

(c)    Closing Certificate. Receipt by the Lender of a certificate, signed by a Responsible Officer of the Borrower and dated as of the Effectiveness Date:

(i)    certifying that each of the representations and warranties contained in Article VI and in each other Loan Document, and in each agreement, certificate and notice furnished at any time under, or in connection with, this Agreement or such other Loan Document, is true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as if then made (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and

(ii)    certifying that no Default or Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, this Agreement or any Credit Extensions to be made on the Effectiveness Date.

5.02    Conditions to Borrowings.

The obligation of the Lender to fund any requested Borrowing of Delayed Draw Term Loans is subject to the satisfaction or waiver by the Lender of the following conditions precedent as of the date of Borrowing such requested Delayed Draw Term Loan:

(a)    MSG Sports Liquidity shall be (i) no greater than $50.0 million immediately prior to giving effect to such Borrowing and (ii) no greater than $75 million immediately after giving effect to such Borrowing;

(b)    The representations and warranties of Borrower contained in Article VI or any other Loan Document, or which are contained in any agreement, certificate or notice furnished at any time under, or in connection, herewith or therewith, shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(c)    No Default or Event of Default shall exist, or would result from the funding of such Delayed Draw Term Loans or from the application of the proceeds thereof.

(d)    The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e)    The Effectiveness Date shall have occurred.

Each Request for Credit Extension submitted by the Borrower requesting a Borrowing of Delayed Draw Term Loans shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a)-(d) have been satisfied (or waived in accordance with the terms hereof) on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, and to extend credit hereunder and under the other Loan Documents on the Effectiveness Date, the Borrower makes the representations and warranties set forth in this Article VI and upon the occurrence of each Credit Extension thereafter:

6.01    Organization, Etc.

The Borrower is (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity (i) validly organized and existing, and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business, and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, (c) has full power and authority to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, and (d) holds all requisite governmental licenses, permits and other approvals to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, except, in the case of clauses (a)(ii), (b), (c)(ii) and (d) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02    Due Authorization, Non-Contravention, Etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, and the use of the proceeds thereof are within the Borrower’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a)    contravene the Organizational Documents of the Borrower or any of its Subsidiaries;

(b)    contravene any law, statute, rule or regulation binding on or affecting the Borrower or any of its Subsidiaries or the NHL Constitution;

(c)    violate, or result in a default or event of default or an acceleration of any rights or benefits under, any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries; or

(d)    result in, or require the creation or imposition of, any Lien on any Property of the Borrower, or any of its Subsidiaries, except Liens created under the Loan Documents;

except, in the cases of clauses (a) (in the case of subsidiaries of the Borrower not party to this agreement only), (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03    Government Approval, Regulation, Etc.

No consent, authorization, approval or other action by, and no notice to or filing with, the NHL, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document, the borrowing of the Loans, and the use of the proceeds thereof, except, in each case: (i) such as have been obtained or made and are in full force and effect; and (ii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.04    Validity, Etc.

(a)    This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is to be a party will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05    Financial Information.

(a)    The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition of the Borrower, and the results of their operations and their cash flows, as of the dates and for the period presented, and the Audited Financial Statements have been audited by independent registered public accountants of nationally recognized standing and are accompanied by an opinion of such accountants (without any Impermissible Qualification).

(b)    Except as disclosed in the financial statements referred to above or the notes thereto or otherwise disclosed to the Lender prior to the Effectiveness Date, neither the Borrower nor any Subsidiary thereof has any contingent liabilities, long-term commitments or unrealized losses that have had, or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06    No Material Adverse Effect. Since June 30, 2019, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.07    Litigation.

There is no pending, or, to the knowledge of the Borrower, threatened, litigation, action or proceeding against the Borrower or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

6.08    Compliance with Laws and Agreements.

The Borrower has not violated, is not in violation of, and has not been given written notice of any violation of any Laws (other than Environmental Laws, which are the subject of Section 6.13), regulations or orders of any Governmental Authority applicable to it or its property, or any indenture, agreement or other instrument binding upon it or its property, except for any violations which would not reasonably be expected to have a Material Adverse Effect.

6.09    [Reserved].

6.10    Ownership of Properties.

(a)    The Borrower and each Subsidiary has good and marketable title in fee simple to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or otherwise has the right to use, all its properties and assets, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted, or to utilize such properties and assets for their intended purposes, and except where the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)    The Borrower and each Subsidiary owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership, possession of, or the right to use, all patents, trademarks, service marks, trade names, and copyrights necessary for the present conduct of its business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11    Taxes.

Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary has timely filed all federal, foreign, and other Tax returns and reports required by applicable Law to have been filed by it, and has timely paid all Taxes and governmental charges due (whether or not shown on any Tax return), except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12    Pension and Welfare Plans.

(a)    Each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Code, and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)    There are no pending, or, to the best knowledge of the Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(c)    Except as would not result, or be reasonably be expected to result, in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher, and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or material liability under, any active or terminated Pension Plan, other than Pension Plans not otherwise prohibited by this Agreement.

(e)    The Borrower represents and warrants, as of the Effectiveness Date, that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, or this Agreement.

6.13    Environmental Warranties.

The Borrower and each of its Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and known Environmental Liabilities on their respective businesses, operations and properties, and, as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and known Environmental Liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14    Regulations T, U and X.

The Loans and other Credit Extensions, the use of the proceeds thereof, this Agreement, and the transactions contemplated hereby will not result in a violation of Regulation T, Regulation U or Regulation X.

6.15    Disclosure and Accuracy of Information.

Neither this Agreement nor any other document, certificate or written statement (other than Projections, estimates, forecasts and information of a general economic or industry specific nature), in each case, concerning the Borrower, furnished to the Lender by, or on behalf of, the Borrower in connection herewith, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made. Any document, certificate or written statement containing financial projections and other forward looking information concerning the Borrower provided to the Lender by the Borrower or any of its representatives (or on their behalf) (the “Projections”) have been prepared in good faith utilizing assumptions believed by the Borrower to be reasonable and due care has been taken in the preparation of such document, certificate or written statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

6.16    Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by, and payments made to, employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters; and (c) all payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower.

6.17    Solvency.

Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans: (a) the fair value of the Property of the Borrower and its subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted. For purposes of this Section 6.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

6.18    Securities.

The common Equity Interests of each Subsidiary are fully paid and non-assessable, in each case, to the extent applicable. The Equity Interests of each Subsidiary held, directly or indirectly, by the Borrower are owned, directly or indirectly, by the Borrower free and clear of all Liens except Permitted Liens. There are not, as of the Effectiveness Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of any Subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any such common stock, except: (i) as disclosed in the financial statements delivered pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c); or (ii) otherwise disclosed to the Lender prior to the Effectiveness Date.

6.19    Sanctions; Anti-Corruption Laws.

(a)    Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower, any director, officer or employee thereof, is an individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury; or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    (i) Neither the Borrower nor any Subsidiary is in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to the Borrower or Subsidiary from time to time, the effect of which is, or would reasonably be expected to be, material to the Borrower and Subsidiaries taken as a whole; and (ii) the Borrower has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lender that, on or after the Effectiveness Date and until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable):

7.01    Existence; Conduct of Business.

(a)    The Borrower shall at all times maintain, and shall cause each of its Subsidiaries to maintain, its corporation, limited liability company or partnership existence, as applicable, in full force and effect.

(b)    The Borrower shall cause Teamco to comply in all material respects with (i) all requirements imposed by the NHL on the operation and status of Teamco’s Membership and (ii) the Membership Documents, including all requirements with respect to (A) Membership relocation, (B) Member ownership changes, (C) the broadcasting of hockey games of the NHL and (D) presentment of its team for scheduled hockey games of the NHL.

7.02    Financial Information.

(a)    Within 120 days after the end of each fiscal year of MSG, the Borrower shall furnish to the Lender, MSG’s consolidated audited balance sheet and related audited statement of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing in customary form (without a “going concern” or like qualification) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of MSG as of the end of and for such year in accordance with GAAP.

(b)    Within 60 days after the end of each of the first three fiscal quarters of each fiscal year of MSG, the Borrower shall furnish to the Lender, MSG’s consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statement of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statement of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by the chief financial officer, principal accounting officer, treasurer or controller of MSG as presenting fairly, in all material respects, the financial position, results of operations and cash flows of MSG and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.

(c)    Within 60 days after the end of each fiscal quarter of Teamco (or within 120 days after the end of the last fiscal quarter in the fiscal year of the Teamco), the Borrower shall furnish to the Lender, (i) unaudited management accounts of Teamco for the most recently ended fiscal quarter of Teamco, and in the case of the last fiscal quarter in the fiscal year of Teamco, unaudited management accounts of Teamco for the most recently ended fiscal year of Teamco, and (ii) a certificate of the Borrower signed by a Financial Officer and in substantially the form attached hereto as Exhibit I (a “Compliance Certificate”) (i) stating that to the best of his or her knowledge no Default or Event of Default has occurred since the delivery of the Compliance Certificate for the previous fiscal quarter, or if a Default or Event of Default has occurred since such date, stating the nature thereof and what action the Borrower proposes to take with respect thereto, and (ii) disclosing any Change in Control.

7.03    Compliance with Laws; Payment of Obligations.

The Borrower shall comply and shall cause each of its Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority and pay all Taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation, except to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that such payment shall not be required with respect to any Tax so long as the validity and amount shall be contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves.

7.04    Books and Records.

The Borrower shall keep true books of records and accounts and in which full, true and correct entries, in all material respects, shall be made of all of its dealings and transactions.

7.05    Notice of Material Events.

The Borrower will furnish to the Lender, prompt written notice of any of its executive officers obtaining actual knowledge of the following (and, in any event, any such notice shall be furnished to the Lender within 20 days of its executive officers obtaining actual knowledge thereof):

(a)    the occurrence of any Default or Event of Default, specifying what action the Borrower proposes to take with respect thereto;

(b)    any development or event that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(c)    any event that has resulted or that would, if not waived by the Lender, require a mandatory prepayment of the Delayed Draw Term Loans and/or a reduction in the Delayed Draw Term Loan Commitment as provided in Section 2.05 or Section 2.06, as applicable.

Notice from the NHL of any of the foregoing to the Lender (on behalf of the Borrower or otherwise) shall satisfy the Borrower’s obligation under this Section

7.06    NHL-Related Notifications.

The Borrower shall promptly deliver to the Lender within five Business Days of any of its executive officers or Financial Officers obtaining actual knowledge of the occurrence of any event described in paragraph (a), (b) or (c) below or within five Business Days after any item described in paragraph (d) below is obtained by the Borrower, as applicable (but in any event no earlier than such notice is delivered by Teamco to the lenders under the Teamco Revolving Facility):

(a)    written notice of the commencement of any material action, suit or proceeding at law or in equity involving the NHL or the NHL Board of Governors or any of their properties or assets that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on (x) the ability of the NHL to fulfill its material obligations to be performed under the NHL Consent Letter (as defined in the Teamco Revolving Facility) or (y) the business, operations, financial condition or prospects of the NHL, taken as a whole;

(b)    written notice of any strike or lock-out by any association, union or other organization or group of NHL players employed by the Members generally;

(c)    written notice of the formation by a majority of the Members of any new entity for the purpose of conducting any United States or Canadian men’s professional hockey league; and

(d)    copies of (A) any collective bargaining agreement entered into by the NHL, the NHL Board of Governors, the Members as a group or the Borrower with any association, union or other organization or group of NHL players employed by the Borrower or any other Members, and any material policy statement, summary or description of any terms or conditions of employment to be applied to any NHL players employed by the Borrower or any other Members promulgated by the NHL, the NHL Board of Governors, the Members as a group or the Borrower, (B) any document or instrument supplementing, extending, modifying, amending or restating in any material respect any such collective bargaining agreement or any such material policy statement, summary or description and (C) any amendments, modifications or additions to the NHL Constitution or any other NHL document, whether by resolution or otherwise, which occur subsequent to the Effective Date and which affect in any material respect any such collective bargaining agreements.

Notice or provision of copies, as applicable, from the NHL of any of the foregoing to the Lender (on behalf of the Borrower or otherwise) shall satisfy the Borrower’s obligation under this Section.

7.07    Use of Proceeds.

The Borrower shall use all proceeds of the Loans for general corporate purposes, consistent with the NHL Constitution.

7.08    ERISA Obligations.

The Borrower shall make, and to the extent reasonably practicable, shall cause each other member of its Controlled Group to make, all required contributions to each Material Plan to which the Borrower or other member of its Controlled Group has or shall have an obligation to make contributions.

7.09    Maintenance of Insurance.

The Borrower shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable), the Borrower hereby covenants and agrees with the Lender that, from and after the Effectiveness Date:

8.01    Indebtedness.

The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(a)    Indebtedness incurred hereunder;

(b)    Obligations under or in respect of (A) interest rate Swap Contracts up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitment of the Lender at such time, and (B) Swap Contracts entered into to hedge existing or anticipated foreign exchange or commodity price exposure not for speculative purposes;

(c)    Guarantees and letters of credit permitted by Section 8.02;

(d)    Indebtedness issued and outstanding on the Effective Date to the extent set forth on Schedule 8.01 and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded;

(e)    Indebtedness of Teamco and its Subsidiaries permitted in accordance with the terms of the Teamco Revolving Facility;

(f)    Indebtedness so long as the Net Proceeds of such Indebtedness are applied to prepay Delayed Draw Term Loans or reduce the Delayed Draw Term Loan Commitment, as applicable, in accordance with Section 2.05 and/or Section 2.06;

(g)    Other Indebtedness of the Borrower and its Subsidiaries not for borrowed money in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(h)    Indebtedness constituting an Investment permitted under Section 8.04; provided that any Indebtedness of Borrower owed to any Affiliate shall be subordinated to the Obligations pursuant to the Master Subordinated Intercompany Note;

(i)    Indebtedness arising from netting services, overdraft protection, cash management services, endorsements or instruments and other items for deposit in the ordinary course of business; and

(j)    Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations of the Company or any of the Restricted Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

provided, however, that the foregoing exceptions shall not permit any Guarantees by the Company of the Indebtedness of any Person other than any Subsidiary.

8.02    Contingent Liabilities.

The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly (including by means of causing a bank to open a letter of credit), guarantee, endorse, contingently agree to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agree to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss (all such transactions being herein called “Guarantees”, and each individually a “Guarantee” ), except:

(a)    Endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(b)    The Guarantees described in Schedule 8.02;

(c)    Capitalized Lease Obligations to the extent they constitute Guarantees by reason of having been assigned by the lessor to a lender to such lessor (provided that the obligors in respect of such Capitalized Lease Obligations do not increase their liability by reason of such assignment);

(d)    Guarantees which would constitute Investments which are not prohibited by Section 8.04 or which if incurred directly by the Company or any Restricted Subsidiary would constitute Indebtedness permitted by Section 8.01;

(e)    Obligations under contracts providing for the acquisition of or provision of goods or services (including leases or licenses of property) incurred in the ordinary course of business for which the Borrower may be jointly and severally liable with Subsidiaries as to which costs are allocated (as among the Borrower and the Subsidiaries) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations; and

(f)    Obligations under agreements to indemnify Persons who have issued bid or performance bonds or letters of credit issued in lieu of such bonds in the ordinary course of business of the Borrower securing performance by such Person of activities otherwise permissible hereunder;

provided, however, that the foregoing exceptions shall not permit any Guarantees by the Borrower of the Indebtedness of any Person (other than any Subsidiary).

8.03    Liens.

The Borrower will not, nor will it permit any of its Subsidiaries to, create nor suffer to exist, any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of its assets, in each case now owned or hereafter acquired, securing any Indebtedness or other obligation (all such security being herein called “Liens”), except:

(a)    Liens on property securing Indebtedness owed to the Borrower;

(b)    Liens securing all of the Obligations of the Borrower;

(c)    Permitted Liens;

(d)    other Liens on property in effect on the Effective Date to the extent set forth on Schedule 8.03;

(e)    Liens on shares of the capital stock of, or partnership interest in, any Subsidiary;

(f)    Liens on cash consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing; and

(g)    Liens on cash, Cash Equivalents, and other funds or securities on deposit or maintained with a depository institution, broker-dealer, securities or commodities broker or other financial intermediary, in each case arising in the ordinary course of business.

8.04    Investments.

The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, (i) make any advances, loans, accounts receivable (other than accounts receivable arising in the ordinary course of business of the Borrower) or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Company or any Guarantor)), (ii) purchase or own any stocks, bonds, notes, debentures or other securities (including any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with any Person (other than the Company or any Guarantor), or (iii) purchase or acquire (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Company or any Guarantor) (all such transactions referred to in clauses (i), (ii) and (iii) being herein called “Investments”), except for:

(a)    Permitted Investments; and

(b)    Other Investments permitted in accordance with the terms of the Teamco Revolving Facility.

8.05    Restricted Payments.

The Borrower will not, directly or indirectly, make or declare any Restricted Payment at any time, except that, such restriction shall not apply to transactions permitted under clauses (a) through (d) of Section 8.07.

8.06    Business.

The Borrower and its Subsidiaries shall not directly engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries (taken as a whole) on the Effective Date, other than any business reasonably related or incidental, complementary or ancillary thereto or a reasonable extension thereof (collectively, the “Business”).

The Borrower shall not enter into or conduct any material business other than (x) in connection with the ownership, acquisition and disposition of interests in Team Holdco and Teamco and management of the business of the Team Holdco and Teamco, including but not limited to making equity investments in

Team Holdco or Teamco, (y) the performance of its obligations under this Agreement, issuing Equity Interests to its parent company and making Restricted Payments in accordance with the terms of this Agreement, and (z) any activities as are incidental or related to any of the foregoing.

8.07    Transactions with Affiliates.

The Borrower will not, nor will it permit any of its Subsidiaries to, effect any transaction with any of its Affiliates on a basis less favorable to the Borrower or such Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party other than (a) overhead, office services and other ordinary course allocations of costs and services, in each case under this clause (a), on a reasonable basis, (b) allocations of tax liabilities and other tax-related items among the Borrower and its Affiliates based in all material respects upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Borrower shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer, (c) transactions contemplated by the MSG Spin Agreements and agreements and arrangements set forth on Schedule 8.07 and amendments, renewals and extensions thereof on terms not materially less favorable in the aggregate to the interests of the Lender than those in existence as of the date of this Credit Agreement, (d) Permitted Parent Payments, (e) transactions among the Borrower and its Wholly-Owned Subsidiaries, and (f) transactions involving property or assets having an aggregate fair market value of no greater than $1,000,000 during the term of this Agreement.

8.08    Amendments of Certain Instruments.

The Borrower will not amend, modify or supplement any of the provisions of its constitutive documents other than amendments that would not be materially adverse to the interests of the Lender.

8.09    [Reserved]

8.10    Fundamental Changes.

The Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person (collectively “Merge”), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company, to or in favor of any Person.

8.11    Dispositions.

The Borrower shall not make any Disposition or enter into any agreement to make any Disposition except:

(a)    Dispositions to Subsidiaries by the Borrower in the ordinary course of business for the purposes of maintenance, repair or replacement of operating assets; and

(b)    Any Disposition that results in the concurrent or substantially concurrent repayment in full and termination of this Credit Agreement; and

(c)    Dispositions that are not material to the business of the Borrower and its Subsidiaries (taken as a whole);

(d)    Other Dispositions; provided that (i) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Disposition, (ii) such Disposition shall be for fair market value and (iii) the Borrower shall apply the Net Proceeds of such Disposition to the prepayment of Delayed Draw Term Loans or reduction of the Delayed Draw Term Loan Commitment in accordance with Section 2.05 and Section 2.06, as applicable.

8.12    Accounting Changes.

The Borrower shall not make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) the fiscal quarter or fiscal year, except that upon not less than 10 Business Days’ prior notice, the Borrower may change its fiscal year end from June 30 to December 31.

8.13    Negative Pledge; Burdensome Agreements.

The Borrower shall not enter into or suffer to exist, or permit any of the Subsidiaries to enter into or suffer to exist, any agreement or other arrangement prohibiting or conditioning the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary except (i) agreements in existence on the Effective Date and set forth on Schedule 8.13, including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lender than those in effect on the date of this Credit Agreement and (ii) agreements or other arrangements imposed by law or by this Agreement.

The Borrower shall not create nor suffer to exist any Lien securing Indebtedness on the Equity Interests of (i) MSG Sports or (ii) the Borrower, other than Permitted Liens.

8.14    Sanctions.

The Borrower will not request any Borrowing, and the Borrower shall not use, and shall use its reasonable best efforts to provide that its respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Each of the following events or occurrences described in this Section 9.01 shall constitute an “Event of Default”:

(a)    the Borrower shall default: (i) in the payment when due of any principal of any Loan (including, without limitation, on any scheduled principal payment date); (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three (3) Business Days); or (iii) in the payment when due of any other previously invoiced amount required to be paid under the Loan Documents (other than an amount described in clauses (a)(i) and (a)(ii) above) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days); or

(b)    any representation or warranty of the Borrower made, or deemed to be made, hereunder or in any other Loan Document, or in any other agreement, certificate or notice furnished by, or on behalf of, the Borrower to the Lender for the purposes of, or in connection with, this Agreement, or any such other

Loan Document, is, or shall be, incorrect in any material respect (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) when made or deemed made; or

(c)    the Borrower shall default in the due performance and observance of any of its obligations under Section 7.01 (with respect to the maintenance and preservation of the Borrower’s corporate existence), Section 7.05(a), or Article VIII; or

(d)    the Borrower shall default in the due performance and observance of any agreement (other than those specified in clauses (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of: (i) the date such default became known to a Responsible Officer of the Borrower; and (ii) delivery of notice thereof to the Borrower from the Lender; or

(e)    a default shall occur (i) in the payment when due, whether by acceleration or otherwise, of any Material Indebtedness, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, if the effect of such default referred to in this clause (e)(ii) is to accelerate the maturity of any such Material Indebtedness, or that enables or permits the holder or holders of any such Material Indebtedness, or any trustee or agent on its or their behalf, to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in the case of both clauses (e)(i) and (e)(ii) above, subject to any applicable grace period or cure period, as well as any applicable requirement for notice of default, under the definitive documentation for such Material Indebtedness); provided, that, no Event of Default (as defined in the Teamco Revolving Facility) that has been cured or waived pursuant to the terms of the Teamco Revolving Facility shall constitute an Event of Default hereunder, so long as the Lender has not commenced, as of the time of such cure or waiver, the exercise of any remedies available under the Loan Documents upon the occurrence and during the continuance of such Event of Default; or

(f)    any judgment or order (or combination of judgments and orders) for the payment of money equal to, or in excess of, twenty million dollars ($20,000,000) (other than amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage, or (B) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), individually or in the aggregate, shall be rendered by a court or Governmental Authority against the Borrower or Subsidiary (or any combination thereof), which judgment or order remains undischarged, un-waived, unstayed, unbonded or unsatisfied for a period of sixty (60) consecutive days; or

(g)    any of the following events shall occur with respect to any Pension Plan: (i) the taking of any specific actions by the Borrower, any ERISA Affiliate, or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any ERISA Affiliate would reasonably be expected to incur a liability or obligation to such Pension Plan which would reasonably be expected to have a Material Adverse Effect; or (ii) an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the Property of the Borrower that, when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(h)    any Change in Control shall occur; or

(i)    the Borrower shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in the appointment of, a trustee, receiver, sequestrator or other custodian for the Borrower, or substantially all of the Property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit, or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, or for a substantial part of the Property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided, that, the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Loan Documents; (iv) permit, or suffer to exist, the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to, or acquiesced in, the Borrower, or shall result in the entry of an order for relief, or shall remain for sixty (60) days undismissed and unstayed, provided, that, the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such sixty (60) period to preserve, protect and defend its rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing.

9.02    Action if Bankruptcy.

If any Event of Default described in Section 9.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate, and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

9.03    Action if Other Event of Default.

If any Event of Default (other than any Event of Default described Section 9.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by written notice to the Borrower, declare all, or any portion, of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable, shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

9.04    [Reserved].

9.05    Application of Proceeds.

After the exercise of remedies provided for in this Article IX (or after the Loans have automatically become immediately due and payable as set forth in this Article IX), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Lender in the following order:

(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)    Second, without duplication of amounts applied pursuant to clause (a) above, to the payment in full, in cash, of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and any interest accrued and due under the Loan Documents;

(c)    Third, to the payment in full, in cash, of that portion of the Obligations constituting accrued and unpaid principal of the Loans; and

(d)    Fourth, the balance, if any, to the person lawfully entitled thereto (including the Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

Subject, in each case, to Section 3.03, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective, unless in writing signed by the Lender (except as provided in the last proviso to this Section 11.01) and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02    Notices and Other Communications; Facsimile Copies.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(c)    Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by, or on behalf of, the Borrower, even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by the Lender on each notice purportedly given by, or on behalf of, the Borrower.

11.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

11.04    Expenses; Indemnity; and Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay: (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for all such Persons taken as a whole and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender and its Affiliates in each applicable jurisdiction retained by the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out-of-pocket expenses incurred by the Lender (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Lender and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender in each applicable jurisdiction in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Lender against, and hold the Lender harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Lender and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender in each applicable jurisdiction), incurred by the Lender or asserted against the Lender by any Person (including the Borrower), arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by the Borrower, and regardless of whether the Lender is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Lender;

provided, that, such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Lender, or (B) results from a claim brought by the Borrower against the Lender for a material breach of the Lender’s obligations hereunder or under any of Loan Document, if the Borrower has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives any claim against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The Lender shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the replacement of the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by, or on behalf of, the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, neither the Borrower nor the Lender may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Certain Pledges Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of the

Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided, that, no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), provided, that, Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Lender or its Related Parties; (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided, that, other than disclosure to any Governmental Authority with regulatory authority over the Lender, unless specifically prohibited by applicable Laws or court order from so doing, the Lender shall make reasonable efforts to notify the Borrower of any such disclosure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties, including any risk protection provider) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07, or (ii) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that: (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Set-off.

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender to, or for the credit or the account of, the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document, to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document, and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender, or on their behalf, and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13    [Reserved].

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    Electronic Execution.

The words “delivery”, “execute”, “execution”, “signed”, “signature”, and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, (i) notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it, and (ii) without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	MSG NYR Holdings, LLC,
a Delaware limited liability company

	By:	/s/ Victoria M. Mink
	Name:	Victoria M. Mink
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Delayed Draw Term Loan Credit Agreement

LENDER:	MSG ENTERTAINMENT GROUP, LLC,
as the Lender

	By:	/s/ Philip D’Ambrosio
	Name:	Philip D’Ambrosio
	Title:	Senior Vice President, Treasurer

Signature Page to Delayed Draw Term Loan Credit Agreement